Exhibit 10.3

May 1, 2009

Home Loan Center, Inc.

163 Technology Drive

Irvine, CA 92618

Attn: Rian Furey, Senior Vice President

Email: Rian.Furey@lendingtree.com

Re:           Transactions Terms Letter for Master Repurchase Agreement

Ladies and Gentlemen:

This Transactions Terms Letter is made and entered into, as of the date set forth above, by and between Bank of America, N.A. (“Buyer”) and Home Loan Center, Inc. (“Seller”). This Transactions Terms Letter supplements the Master Repurchase Agreement (the “Agreement”) by and between Buyer and Seller.  In the event there exists any inconsistency between the Agreement and this Transactions Terms Letter, the latter shall be controlling notwithstanding anything contained in the Agreement to the contrary.  All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement. This Transactions Terms Letter supercedes all previous Transactions Terms Letters and amendments as of the Effective Date.

Effective Date:                                                                                                                                                                  May 1, 2009

Expiration Date:                                                                                                                                                            Expiring on April 30, 2010

Aggregate Transaction Limit:                                                                                    Fifty Million Dollars ($50,000,000)

Financial Covenants:                                                                                                                                Seller shall maintain the following financial covenants:

(a)                Minimum Tangible Net Worth (calculated per HUD guidelines): $44,000,000; excluding any net deferred tax assets.

(b)               Minimum Liquidity: Seller to maintain unrestricted cash or unrestricted Cash Equivalents in a minimum amount equal to 15% of Seller’s Tangible Net Worth, inclusive of the Over/Under Account Balance.  By way of example but not limitation, cash in escrow and/or impound accounts shall not be included in this calculation.  Available draws from Seller’s warehouse or repurchase facilities will be included in the Minimum Liquidity calculation.

(c)                Maximum ratio of Total Liabilities and Warehouse Credit (Warehouse Credit is inclusive of outstandings on warehouse lines, repurchase facilities or other off balance sheet financing) to Tangible Net Worth: 4:1. (excluding the Early Purchase Program with Buyer)

(d)               Net Income:  Seller shall show positive pre-tax net income, on a quarterly basis.

(e)                Seller shall not add additional mortgage financing facilities (including warehouse, repurchase, purchase or off-balance sheet facilities) without prior written notification to Buyer.

(f)                  Payment of Dividends: Seller may, without the prior written consent of Buyer, pay dividends to its shareholders, members, partners or owners provided that (i) a Potential

Acknowledged:
Home Loan Center, Inc.:
Bank of America, N.A.:
Version: 04-09

Default or an Event of Default is not existing and will not occur as a result thereof, (ii) the amount of dividends do not exceed 100% of Seller’s pre-tax net income for the prior fiscal year if such dividends are declared and paid within 105 days after the end of Seller’s prior fiscal year, and (iii) the amount of dividends do not exceed 100% of Seller’s then current, pre-tax net income for the current fiscal year if such dividends are declared and paid 106 days or more after the end of Seller’s prior fiscal year.

Other Covenants:                                                                                                                                                  Seller shall maintain the following other covenants:

(a)          To help ensure that Seller has adequate approved investors for mortgage loans originated by Seller, Seller shall become and remain an approved client of Bank of America Home Loans Correspondent Lending (“Correspondent Lending”) and enter into an assignment of trade, direct trade, commitment or similar agreement with Correspondent Lending to sell at least 50% of the mortgage loans originated by Seller per quarter to Correspondent Lending for the term of the Agreement.  Such agreement shall also provide for a pair off fee of 37.5 basis points on the difference between the required volume and actual volume of mortgage loans sold to Correspondent Lending.

(b)         If the financial or other material covenants of Seller under any current, future or modified third party warehouse, repurchase, financing, guaranty or similar agreement are, or become, more favorable to Buyer than the equivalent covenants under the Agreement, Seller shall promptly notify Buyer and Buyer shall have the right, in its sole discretion, to modify the Agreement to include such covenants.  Further, at the request of Buyer, Seller shall promptly provide Buyer with its financial covenants and any other covenants that Buyer deems material under any such current, future or modified third party agreement.

(c)          Delinquency Covenant.  If, in any two consecutive fiscal quarters of Seller, the delinquency rate for first-lien residential mortgage loans originated by Seller and sold to Correspondent Lending is greater than one hundred and fifty percent (150%) of the average delinquency rate for first-lien residential mortgages sold by all clients of Correspondent Lending, Buyer may immediately terminate the Agreement.

(d)         Loss Mitigation Covenant.  Seller agrees that, if (a) the sum total of all outstanding amounts owed by Seller to Correspondent Lending at the end of a calendar quarter is equal to or greater than eighty percent (80%) of Seller’s Tangible Net Worth or (b) with respect to fifty percent (50%) or more of the outstanding amounts, the  average number of days the outstanding amounts have been outstanding exceeds 120 days, then, in either the case of (a) or (b), Buyer may immediately suspend Transactions under the Agreement and Correspondent Lending may immediately cease purchasing mortgage loans from Seller.

(e)          Seller shall not have any undisputed receivables aged over sixty (60) days.

Acknowledged:
Home Loan Center, Inc.:
Bank of America, N.A.:
Version: 04-09

Facility Fee:                                                                                                                                                                                25 basis points, with 50% of the total fee due prior to the Effective Date.  The remaining fee shall be payable in two equal installments over the next two (2) quarters. Upon early termination of the Agreement by Seller, the entire Facility Fee will be due and owing.  The fee is payable based on Aggregate Transactions Limit only and will be prorated in the event of increases unless any of the following occur.

(i)             Termination is Permissible due to Buyer’s breach of the Agreement;

(ii)          Buyer alters any material terms of the Agreement whether permitted or not; or

(iii)       Buyer elects to increase any fees or charges related to the Agreement.

Unused Facility Fees:                                                                                                                             For any given calendar quarter, Seller’s average outstanding Transactions must be greater than or equal to 75% of the Aggregate Transaction Limit, otherwise Seller shall pay Buyer 25 basis points (0.25%) times the unused portion of the Aggregate Transaction Limit, annualized. For the purposes of this calculation, outstanding Transactions shall include EPP Loans under Seller’s EPP Addendum with Buyer.

Transaction Request Deadline:                                                                            2:00 p.m. (Pacific time).

Deadline for Daily Receipt

Of Purchase Advices by Buyer:                                                                        2:00 p.m. (Pacific time).

Minimum Over/Under

Account Balance:                                                                                                                                                 $1,875,000 (minimum of 150 basis points of the combined Aggregate Transaction Limit and the Outstanding Loan Limit set forth within Seller’s EPP Addendum); Seller to be entitled to interest on a monthly basis thereon at an annual rate of LIBOR plus the Type A Margin over 30 day LIBOR spread on the positive monthly average Over/Under Balance for whatever portion is equal to or lesser than 1/5 of the average monthly outstanding Transactions for such month and; Seller to be entitled to interest on a monthly basis at an annual rate of LIBOR minus twenty five (25) basis points (0.25%) on the positive monthly average Over/Under Balance for whatever portion is greater than 1/5 of the average monthly outstanding Transactions for such month.  For the purpose of this calculation, average outstanding Transactions shall include EPP Loans under Seller’s EPP Addendum with Buyer.  “LIBOR” shall mean the greater of (i) the daily rate per annum for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market or (ii) 2%, as applicable.

Eligible Loans:                                                                                                                                                                  Each loan shall comply with Buyer’s and Correspondent Lending’s eligibility guidelines on their respective websites, and no loan shall be more than 30 days past its original funding date or contractually delinquent 30 days or more.  These guidelines are subject to change at Buyer’s sole discretion.

Acknowledged:
Home Loan Center, Inc.:
Bank of America, N.A.:
Version: 04-09

Loans to Officers, Directors,

Owners and Guarantors:                                                                                                               Transactions for a loan to be made to an officer, director, senior manager or owner of Seller or any guarantor (if applicable) shall be subject to the prior approval of Buyer and such Transaction requirements as determined in Buyer’s sole discretion.

Reporting requirements:                                                                                                                Financial Reports & Officer’s Certificate:  Seller shall deliver to Buyer, within thirty (30) days after the end of each month, financial statements of Seller, including statements of income and changes in shareholders’ equity (or its equivalent) for such month and the related balance sheet as at the end of such month, all in reasonable detail acceptable to Buyer and certified by the chief financial officer of Seller, subject, however, to year-end audit adjustments. Together with such financial statements, Seller shall deliver an officer’s certificate substantially in a form to be provided by Buyer, which shall include funding and production volume reports for the previous month.

Annual Reports:  Seller shall deliver to Buyer, within ninety (90) days after the end of each fiscal year of Seller, audited financial statements of Seller, including statements of income and changes in shareholders’ equity for such fiscal year and the related balance sheet as at the end of such fiscal year, all in reasonable detail acceptable to Buyer and certified by the chief financial officer of Seller stating, at a minimum, that the financial statements fairly present the financial condition and results of operations of Seller as of the end of, and for, such year.

                                                                                                                                                                                                                                                Government Insuring Reports:  Seller shall provide Buyer within thirty (30) days after the end of each quarter, or as requested by Buyer, the following government insuring reports (including 15 month history):

(a)          Loans Originated - Current Defaults and Claims Reported — United States (from FHA Connection):

•                  Output option: all loans

•                  Performance period: current period

•                  All insured single family loans with a beginning amortization within the last two years

(b)         HUD Pipeline/Uninsured Query:

•                  Date range: use default

•                  Sort by: originating ID in ascending order

(c)          Indemnification Query:

•                  Date range: last five years

•                  Sort by: case # in descending order

(d)         Late Endorsement Query:

•                  Loan status: Active, claimed

•                  Date range: last two year period

•                  Sort by: # days closing to Endr pkg Rcvd in descending order

                                                                                                                                                                                                                                                Hedging Report:  Upon Buyers request, Seller shall deliver to Buyer within 2 business days a loan and rate lock position report and hedge report containing product level pricing and interest rate sensitivity analysis (shocks) or as requested by Buyer (data elements to be agreed upon).

Acknowledged:
Home Loan Center, Inc.:
Bank of America, N.A.:
Version: 04-09

If requested by Buyer, Seller shall provide to Buyer within five (5) days of such request, in a form reasonably acceptable to Buyer, a detailed aging report of all outstanding loans on warehouse/ purchase/ repurchase facilities, and detail of all uninsured government loans.

Reimbursement of Expenses:                                                                                        Seller shall reimburse Buyer for certain costs and expenses as follows:

(a)          Amendments:  Buyer reserves the right to charge a fee for any future amendments to the Agreement, Transactions Terms Letter, EPP Addendum, guaranty, covenant violation notices, or any other required legal document.  The amendment fee shall be waived for any future amendments or modifications requested by Seller regarding increases to the Aggregate Transaction Limit.

Fees:	Wire Transfer Fee:	$10.00 per Transaction
	File Fee:	$30.00 per Transaction
	Shipping Fee:	$15.00 per Transaction for all investors other than Bank of America, N.A.; and
$0.00 for all Bank of America loans
	Non compliant Fee:	$25.00
	Wet Deficiency Fee:	$10.00 per day
	Other Fees:	As set forth within Schedule 1 hereto

Buyer’s Guidelines,

Policies and Procedures:                                                                                                              The terms and conditions of this Transactions Terms Letter and the Agreement shall be subject to Buyer’s guidelines, policies and procedures, as may be changed from time to time.  Buyer may communicate changes to its guidelines, policies and procedures to Seller via Buyer’s website, email or in writing.

Guarantors:                                                                                                                                                                                  Lending Tree, LLC, Tree.com, Inc., and LendingTree Holdings, Inc.

Please acknowledge your agreement to the terms and conditions of this Transactions Terms Letter by signing in the appropriate space below and returning a copy of the same to the undersigned. Facsimile signatures shall be deemed valid and binding to the same extent as the original.  Buyer shall have no obligation to honor the terms and conditions of this Transactions Terms Letter if Seller fails to fully execute and return this document to Buyer within thirty (30) days after the date of issuance.

Sincerely,		Agreed to and Accepted by:

Bank of America, N.A.		Home Loan Center, Inc.

By:	/s/ Blair Kenny	By:	/s/ Rian Furey

Name:	Blair Kenny	Name:	Rian Furey

Title:	Senior Vice President	Title:	Senior Vice President

Acknowledged:
Home Loan Center, Inc.:
Bank of America, N.A.:
Version: 04-09

SCHEDULE 1

(Eligible Mortgage Loans)

	Type Sublimit	Margin over 30 day LIBOR (B)	Type Purchase Price Percentage (A)	Maximum Dwell Time	Transaction Requirements
Type A: Conventional Conforming Mortgage Loans (Agency eligible 1st mortgages with Full/Alt doc types only)	100%	2.25	97	30 days	None
Type B: Government Mortgage Loans and Bond Loans (1st mortgages only)	100%	2.25	97	30 days	None
Type C: Jumbo Mortgage Loans (1st mortgages only, maximum loan amounts to $1,000,000)	10%	2.25	95	30 days	Rate Lock and CLUES or Prior Approval
Noncompliant Mortgage Loans	7%	2.00 over the initial margin	See schedule 2	Additional 45 days
Wet Mortgage Loans	40%, increasing to 60% for the first and last five (5) calendar days of each month	Non-compliant or default spreads, if applicable, over the initial margin	Buyer reserves the right to reduce the value of Wet Mortgage Loans to zero if the loan is beyond the Maximum Dwell Time	7 business days

(A) The Purchase Price shall be calculated and equal to multiplying the unpaid principal balance times the lesser of (i) the Type Purchase Price Percentage times the lesser of par, takeout price or current market price or; (ii) 98% of the takeout price or current market price or fair market value.

(B)        For the purpose of calculating the Margin over 30 day LIBOR, “LIBOR” shall mean the greater of (i) the daily rate per annum for one-month U.S. dollar denominated deposits as offered to prime banks in the London interbank market or (ii) 2%, as applicable.

•                  All Transactions are to the closing table.

•                  Delegated underwriting status does not satisfy the Transaction Requirements contained herein.

•                  Transaction Requirement Definitions and Doc Type Definitions are set forth on Buyer’s website.

•                  All loan amounts, FICO scores, LTV/CLTV, and document types shall meet Correspondent Lending guidelines.

SCHEDULE 2
Noncompliant Mortgage Loans (Applicable to dry Transactions only)

Days over Maximum Dwell Time	Reduction in Value of Purchased Asset
1 to 15 Days	10
16 to 30 Days	20
31 to 45 Days	30
Investor Rejects	30

Acknowledged:
Home Loan Center, Inc.:
Bank of America, N.A.:
Version: 04-09